1


            1                  UNITED STATES BANKRUPTCY COURT
                                SOUTHERN DISTRICT OF FLORIDA
            2

            3                     Judge Steven H. Friedman

            4

            5
                 In Re:
            6
                                           Case No. 04-35435-BKC-SHF
            7

            8    eCom eCom.com, Inc.,

            9              Debtor.

           10    ____________________________________

           11

           12                         VARIOUS MOTIONS

           13

           14

           15                          July 25, 2005

           16

           17
                 The above entitled cause came on for hearing before the
           18 HONORABLE STEVEN H. FRIEDMAN, one of the Judges in the UNITED STATES BANKRUPTCY COURT, in and for the SOUTHERN
           19 DISTRICT OF FLORIDA, at 1675 Palm Beach Lakes Boulevard, 8th Floor, West Palm Beach, Palm Beach County, Florida,
           20 on July 25, 2005, commencing on or about 1:30 p.m., and the following proceedings were had:
           21

           22

           23        Reported by: Jacquelyn Ann Jones, Court Reporter

           24               OUELLETTE & MAULDIN COURT REPORTERS
                                       (305) 358-8875
           25











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            1    APPEARANCES:

            2
                 KLUGER PERETZ KAPLAN & BERLIN
            3    By: MICHAEL D. SEESE, ESQUIRE, and
                     MELISSA BERNHEIM, ESQUIRE
            4    On behalf of the Debtor

            5
                 Also Present:
            6
                 Mr. Barney Richmond
            7    Mr. Richard Turner

            8

            9

           10

           11

           12

           13

           14

           15

           16

           17

           18

           19

           20

           21

           22

           23

           24

           25










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            1              MR. SEESE:  Your Honor, I apologize, I have

            2    developed a case of laryngitis and if I lose my voice my

            3    colleague, Ms. Bernheim is with me and will take over.

            4              THE COURT:  Very well.  Ms. Bernheim, your

            5    first name is?

            6              MS. Bernheim:  Melissa.

            7              THE COURT:  And let me ask --

            8              MR. TURNER:  I'm Richard Turner with ECom, one

            9    of the creditors.

           10              THE COURT:  The matters before the Court today

           11    are, first of all, a final hearing on the debtor's motion

           12    for authorization for use of cash collateral -- or pardon

           13    me, to authorize the debtor to obtain post petition

           14    financing, and today is the final hearing.

           15              MR. SEESE:  Yes, sir.  Your Honor, if I may,

           16    just by way of brief background, I want to just bring you

           17    up to speed with where we are in the case before getting

           18    to the matters, and I will be very brief.

           19              First of all, we were here on June -- if Your

           20    Honor will recall, this was an involuntary that was filed

           21    back in November of 2004.  An order for relief was

           22    entered at the end of May.  We were here before Your

           23    Honor on June 6th.  Since my firm's retention on June

           24    6th, the debtor has filed schedules and statement of

           25    financial affairs.  We participated in the initial debtor










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            1    interview.  We filed debtor-in-possession reports.  We're

            2    current through the end of June, and that's dating back

            3    to the date of the involuntary.

            4              We are -- the debtors have also prepared 40

            5    10Q's for filing with the Securities and Exchange

            6    Commission, 10 form 10SB's, 23 taxes returns, and they're

            7    about to complete their year end audit for May 31, 2005.

            8    We're in the process of finalizing an application to

            9    retain auditors.  We are also in the process of preparing

           10    an application to retain special securities counsel, a

           11    gentleman by the name of Steve Cunningham, who is out of

           12    Atlanta, Georgia, and has done a tremendous amount of

           13    securities work, he's out of Harvard Law School, very

           14    fine credentials.  In fact, we participated in a

           15    conference call with him this morning.

           16              There is one matter that I want to bring to

           17    Your Honor's attention.  In getting these SEC flings

           18    completed there is a requirement under Sarbanes-Oxley

           19    that the auditors have to be disinterested.  What that

           20    translates to is, they can't be owed any money.  The

           21    auditors were owed approximately $15,000 for work

           22    performed between June of 2004 leading up to the end of

           23    May of 2005.  ECom issued them a check for a just a

           24    little over $15,000.  I told them when I found out about

           25    it that the auditors have to be retained, and we are in










                                                                    5


            1    the process of filing the application seeking nunc pro

            2    tunc approval, and Mr. Richmond's company, unbeknownst to

            3    me until today, put the money back into the company, back

            4    into eCom.  I wanted to bring that to Your Honor's

            5    attention because if the auditors are approved, which we

            6    think they should be, then we may need to issue that

            7    check back to American Capital Holdings just to clear the

            8    books.  But they have been paid and they are aware of the

            9    need to file the application.  They provided us with all

           10    the necessary information, and they now understand the

           11    need to be retained.  The company was operating under the

           12    belief that since this is ordinary course for the company

           13    to be filing these things that they were in the ordinary

           14    course professionals, but I've now since explained that

           15    to them, but I wanted Your Honor to be aware of that.

           16              As far as the final hearing on the motion for

           17    DIP financing, proper service of the interim order did go

           18    out, we have not received any objections, I don't believe

           19    any filings have been filed, I've not received any phone

           20    calls regarding the financing.  We would then ask Your

           21    Honor to approve under 364(b) the final

           22    debtor-in-possession financing just so, Your Honor, by

           23    way of background again, this money was advanced by

           24    American Capital Holdings under 364(b).  It's $100,000.

           25    60 was on an unsecured basis at 8 percent per annum, it










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            1    has a convertible feature if the debtor is unable to pay

            2    it, it will be converted to equity.  The note will mature

            3    upon the earlier of a dismissal, a conversion, or

            4    confirmation of a plan of reorganization.

            5              THE COURT:  And that would be convertible to

            6    equity in eCom eCom.com, Inc?

            7              MR. SEESE:  That's correct, Your Honor.

            8              THE COURT:  Which is a corporation that at this

            9    point, has a negative net worth.

           10              MR. SEESE:  I think that's probably true.

           11              MR. RICHMOND:  We're trying to get it where

           12    it's got --

           13              MR. SEESE:  We have the basis of a plan of

           14    reorganization right here which we're going to talk

           15    about.

           16              THE COURT:  But at this point in time eCom

           17    eCom.com, Inc., as has been the case since November 29th,

           18    2004, when the involuntary petition initiated this case,

           19    is in the hole.

           20              MR. SEESE:  Yes, sir, that's correct.  Which

           21    I think is a testament to American Capital Holdings for

           22    putting $100,000 in on a convertible basis.  I think

           23    that's a demonstration that they believe in what they

           24    want to do through this Chapter 11.

           25              THE COURT:  And what is that?  What is it that










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            1    they want to do?

            2              MR. SEESE:  Well, first of all, let me again,

            3    just by -- I was going to -- if Your Honor will recall,

            4    there were ten wholly owned subsidiaries.  Those were

            5    spun off.  Stock was issued.  My firm, in connection with

            6    Mr. Cunningham out of Atlanta, is in the process of

            7    reviewing those spinoffs.

            8              THE COURT:  That's what you told me two months.

            9              MR. SEESE:  That was back in June.

           10              THE COURT:  Well, a month ago.

           11              MR. SEESE:  Understood.  We're in the process

           12    of reviewing that now.  If there were problems with the

           13    spinoffs we will essentially either do them correctly

           14    under the plan of reorganization, or if there is a reason

           15    why the spinoffs can't be done, we will undo them.

           16    That's the first component.

           17              The second component is this merger that we

           18    mentioned the last time, which Mr. Richmond can tell you

           19    more about.

           20              MR. RICHMOND:  Well, number one, there's ten

           21    different legal opinions in that box, and you might want

           22    to --

           23              MR. SEESE:  Yes.  There was --

           24              MR. RICHMOND:  They were -- prior to this we

           25    were given a legal opinion before we made any move of










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            1    anything, and you will see ten different audits, ten

            2    different form 10 SB's, tax returns, 10Q's.  There's

            3    voluminous --

            4              MR. SEESE:  Let me interject something.

            5    They've received an opinion from outside counsel as to

            6    the validity of these spinoffs in accordance with the SEC

            7    bulletin telling them that what they were doing was

            8    correct and proper.  My firm is now telling Mr. Richmond

            9    in consultation with Mr. Cunningham that may not be the

           10    case.  And on that basis there may or may not be a claim

           11    against the firm that rendered this opinion to eCom.

           12              But again, what we want to do via this

           13    bankruptcy, and I don't think anybody here disagrees, and

           14    Your Honor has correctly indicated that this company is

           15    in the hole, there is a negative net worth.  If this case

           16    were to be converted or dismissed today there's nothing

           17    for anybody.  But the plan of reorganization that we hope

           18    to go forward with in the near future will provide for

           19    one hundred percent pay out to unsecureds and the

           20    creation of shareholder value through these mergers that

           21    Mr. Richmond will tell you about.  Go ahead,

           22    Mr. Richmond.

           23              MR. RICHMOND:  Okay.  Well, again, we still

           24    believe the legal opinion here is valid we got, and

           25    Mr. Cunningham, and what we want to do is make double










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            1    sure that everything we have done has been in accordance

            2    with everything, and we think -- we have, number one, the

            3    issue, the CIK numbers, we made application, we filed

            4    everything, we got our CUSIP numbers, did everything that

            5    was promised.  We inherited this last year.

            6              Secondly, we brought to the table some very

            7    significant companies, operating companies.  At this

            8    particular point we're probably in this a million two,

            9    million three, whatever, I'm not sure, Rick got the

           10    audits that reflect American Capitals things, or their

           11    filings, and the first ones that we've done, American

           12    Capital is validating just like these were.

           13              What we're looking to do is to inject a large

           14    infusion of capital and whatever is necessary to make

           15    American Stock Exchange.  We have -- because of the tax

           16    loss carry forward with eCom eCom, a company called First

           17    Commercial, which is in the transcripts here that I

           18    described before, that is ready, willing and able to

           19    acquire the majority interest in that company, 80 percent

           20    interest to utilize the tax loss carry forward in

           21    appropriate gap counting standards.  First Commercial is

           22    a, you know, a licensed insurance carrier in the State of

           23    Florida.  Last year's revenues were around 140, after tax

           24    3 and a half.  We have those relationships to do that.

           25              The main thing is that at one time in life this










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            1    company had a market capitalization of over 250 million,

            2    and now it went down because of lack of financing,

            3    management.  We inherited this.  Actually, Your Honor,

            4    you gave us an order on June 6th that we could become --

            5    that I could become the CEO to this company at no cost to

            6    the estate to put together a plan, and we're ready, kind

            7    of by Thursday we'll have the final audit on EC, there's

            8    11 volumes of filing that's been done that we audit

            9    everything there to try to recapture not only lost

           10    shareholder value, but the creditors can receive a

           11    hundred percent recovery out of this.  This is a bizarre

           12    deal but you know, we're in there, we're not as educated

           13    as everybody else, but we're slugging it out to make it

           14    right by everybody as much as we can.

           15              If you'll show him, I'd appreciate it, Mike,

           16    the legal opinions --

           17              MR. SEESE:  Only if the Judge wants it.  But I

           18    just want to show you that for each of those entities

           19    they have a plan and disclosure statement that they have

           20    provided to me today so that we can put together, I just

           21    wanted Your Honor to be aware of that.

           22              THE COURT:  That is that you have -- there is a

           23    plan and disclosure statement prepared?

           24              MR. SEESE:  I have not had an opportunity to

           25    look at it, but it's the makings of a plan and disclosure










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            1    statement.  There are 11 binders, one for each of the

            2    spunoff entities, as well as eCom, which we now take a

            3    look at, we received these this afternoon, and take look

            4    at, the opinion letters that they were referring to are

            5    right here, which opines on each of the spinoffs.

            6              And so we had a conference call earlier today

            7    with Mr. Cunningham out of Atlanta, and two of my

            8    transactional guys at Kluger Peretz, to look at this,

            9    Judge.  And quite frankly, Judge, I'm not a securities

           10    lawyer, I'm not going to stand here and tell you that

           11    what they did was right, I'm handing it over to the

           12    people that can tell me whether it was done properly or

           13    not.  And what I've told these guys is, if it was done

           14    properly, fine, let's go forward with the plan of

           15    reorganization, with the merger, creating the value.  If

           16    it wasn't done properly, let's fix it via the plan, and

           17    they can do the merger.

           18              And quite frankly, if it wasn't done properly

           19    we may not be able to do this, because what we will do is

           20    bring those wholly owned subsidiaries back into this

           21    company, and instead of doing a spinoff we will do the

           22    merger and create the shareholder value that way.

           23    Because the way these spinoffs work, you had the

           24    shareholders held stock in eCom, and if these wholly

           25    owned subsidiaries were spunoff they received a like kind










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            1    proportionate amount of shares in each of the spunoff

            2    entities.  So if the spinoffs weren't done properly,

            3    we'll bring those sums back in, they will have their

            4    shares in eCom --

            5              THE COURT:  How many of those subsidiaries,

            6    excuse me for interrupting, are operating right now?

            7              MR. RICHMOND:  Well, we've got three that can

            8    operate really huge pretty quick.

            9              MR. SEESE:  Well, the question is, which ones

           10    are.

           11              MR. RICHMOND:  Well, they're operating on a

           12    very small basis.  And I said up front in these

           13    transcripts, you know, I agree, there's not -- there

           14    wasn't a whole lot here in the beginning, and we're

           15    trying to recapture that, but if you'll look in those

           16    filings there's accepted session numbers from the SEC,

           17    there's CIK numbers, there's every CUSIP numbers, there's

           18    everything in the world.  We're trying to -- you know,

           19    we've had this thing less than 40 something days on a

           20    factual basis.

           21              Mr. Panaia died March 20th.

           22              MR. SEESE:  He was the former CEO.

           23              MR. RICHMOND:  The former CEO.  We went in

           24    there and we were the petitioning creditors.  We're doing

           25    all we can do to everything we know of today.  ECom's










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            1    final audit we should have Thursday.  Everything we know

            2    of today, we've done right by the book.  There's

            3    independent SEC qualified audits which today, is possible

            4    to get --

            5              MR. SEESE:  The only thing that I wish to

            6    stress again, and I can't speak to the veracity of the

            7    SEC spinoffs, but it's with competent counsel right now

            8    that are analyzing it, and we certainly will report back

            9    to the Court, but one thing that I can speak to today is

           10    that as Your Honor said, there are no assets here,

           11    there's no operation.  If this company converts, there's

           12    nothing for anybody.  But given the opportunity, I'm not

           13    asking for a long period of time, keep it on a short

           14    string, I think that benefits everybody sitting at this

           15    table to have it on a short string, but if we're able to

           16    do what Mr. Richmond has in mind, then we can have an

           17    opportunity here to create real shareholder value and the

           18    creditors can get paid in full.  And that's all we're

           19    asking for, Judge.

           20              I'm not, again, I'm not saying what was done

           21    was correct or not, I hope to find out in the near future

           22    the answer to those questions.  And again, it will be

           23    filing application and to come in and work with Mr.

           24    Cunningham to come in to work with my group, and you

           25    know, that's what I'll say with respect to those items.










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            1              THE COURT:  And it all is tied into taking

            2    advantage of the tax write-offs which the various

            3    entities which were spun off by ECom eCom.com, Inc.

            4    supposedly have available to them; is that true?

            5              MR. RICHMOND:  A lot of it is that, Your Honor,

            6    a lot of it is the shareholder base is kind of upside

            7    down.

            8              Last but not the least, the creditors, at this

            9    particular point, you know, there are several millions of

           10    dollars owed that we can recapture that.  I think

           11    everybody, if we just stay the course, do what we're

           12    supposed to do is, I think that we will -- we absolutely

           13    can do that.  We're committed, and you let the record

           14    reflect this, we're committed with different various

           15    sources.  I think I can provide 25 million in financing

           16    of this in a pretty reasonable period of time.  And you

           17    know, and where we're going forward.  Because we've got

           18    real things.

           19              Again, we inherited this.  We're looking to,

           20    not only for American Capital shareholders, which was

           21    part of eCom shareholders, which is approved by the SEC,

           22    to recapture everything that we can, and go do what we're

           23    supposed to do.  And if you have the opportunity to look

           24    at these filings, they're in, they're done, they're

           25    accepted number, there's audits, and we worked very hard,










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            1    we spent a lot of money at no cost to the estate, and

            2    we're spending more every day to make this right by

            3    everybody that's in the thing.  We're a small guy in the

            4    deal in a lot of ways.

            5              MR. SEESE:  To answer your question, Your

            6    Honor, yes, there are some tax loss carry forwards that

            7    are attractive, and that's one of the attractive features

            8    of these mergers.

            9              THE COURT:  Yes, that's what I asked.

           10              MR. SEESE:  So yes, Your Honor, you're right on

           11    the money there.  I think that is what makes some of

           12    these entities an attractive merger candidate because of

           13    the tax loss carry forwards, and certainly, there's value

           14    there, and that would, you know, that's part of the

           15    attraction.

           16              THE COURT:  And as best as you know, Mr. Seese,

           17    is there any intent by eCom eCom.com, Inc. at this point

           18    in time to get any of these entities actually operating

           19    and doing some form of business, that is, selling

           20    something or servicing something?

           21              MR. SEESE:  I think the best way that I can

           22    answer your question, Your Honor --

           23              MR. RICHMOND:  Absolutely, Your Honor.

           24              MR. SEESE:  Hold on.  -- is that not only is

           25    eCom a merger candidate, but there are certain of the










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            1    spunoff entities that are merger candidates as well.

            2    I think it's fair to say that not all of them may

            3    ultimately end up being operating companies --

            4              MR. RICHMOND:  It's too much at once.  You

            5    know, when you do mergers and acquisitions, that would be

            6    too much at once.  Right now we have four at the table

            7    that, I think we can successfully, management in place,

            8    integrate to what we need to do, and financing is pretty

            9    well there, and we'll get it done.  We've proven to a lot

           10    of people, we got a lot done that wasn't done, and it was

           11    an inheritance that we got.  But yes, we can --

           12              MR. SEESE:  Let's not be overly optimistic.

           13    What I told Mr. Richmond this morning was, the game plan

           14    is to first finish the analysis of these spinoffs.  They

           15    need to get this audit done as a condition to one of the

           16    mergers.  This is an insurance company that Mr. Richmond

           17    has referred to.

           18              I think the direct response to Your Honor's

           19    question is, I don't think Mr. Richmond has any vision

           20    right now of all these spunoff entities being operating

           21    companies, but there will be three or four that will be

           22    operating through mergers, and it is those transactions

           23    that we hope to effectuate through the plan of

           24    reorganization.

           25              Mr. Richmond is telling me that in speaking










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            1    with the auditors the audit on 53105 is supposed to be

            2    done Thursday, and that is a key piece to the one merger

            3    with First Commercial.

            4              MR. RICHMOND:  First Commercial Insurance out

            5    of Florida.  He told me he would have it ready Thursday,

            6    and then we'll go to work.  That's the integral part of

            7    that, the last part of this.

            8              THE COURT:  Now another issue, Mr. Seese, you

            9    raised, or mentioned Sarbanes-Oxley, and you've stated

           10    that the auditors were owed $15,000, but now they're

           11    going to be paid.

           12              MR. SEESE:  They were paid.

           13              THE COURT:  They were paid, and they were paid

           14    out of funds of ECom eCom.com?

           15              MR. SEESE:  Yes, sir.  About $15,187.

           16              THE COURT:  So now those same auditors are

           17    going to perform the audit?

           18              MR. SEESE:  No.  That was the audit that they

           19    were performing, and it is about done, and he told me

           20    that they have about $1100.  I have a letter here.

           21              MR. RICHMOND:  Can I help here one second?

           22              THE COURT:  Excuse me, sir.  I'm sorry, Mr.

           23    Richmond, I've got counsel here --

           24              MR. RICHMOND:  I'm sorry.  I'm sorry.

           25              THE COURT:  And when I'm addressing counsel,










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            1    with all due respect, I don't want any input from anybody

            2    else.

            3              MR. RICHMOND:  Okay.  I'm sorry.

            4              MR. SEESE:  Your Honor, it was -- this is a

            5    letter dated July 22nd from Mr. Andrews from Weiss and

            6    Andrews Company.  This $15,186.26, and he said that they

            7    will have approximately from June 2005, that has not been

            8    billed $1,375.  I assume, and we'll address this in the

            9    draft of the application that I have in my briefcase that

           10    we'll have filed in the next 24 to 48 hours, that that

           11    amount, the 15,186, plus the 1375, is what is necessary

           12    to complete the audit.  The 15,186.26 was already paid,

           13    and there were previous SEC filings made at the end of

           14    May.  So I think the 15,186.26 was to bring them current

           15    through May so that they could file all of those.  And

           16    then it's this additional time for June that would have

           17    to be paid for purposes of the audit.

           18              THE COURT:  And is it, if you know, if you, Mr.

           19    Seese, know, is it the intention of eCom eCom.com, Inc.,

           20    as part of its reorganization, using that term very

           21    loosely, to market securities of either itself or of its

           22    subsidiaries, and to raise capital that way?

           23              MR. SEESE:  Sitting here today, Your Honor, I

           24    don't know the answer to that question.  I can tell you

           25    that I know part of the mergers that are being discussed,










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            1    there will be some stock issued, I don't know if that's

            2    the marketing securities, I won't be handling that

            3    aspect, I will leave that to the large transaction folks.

            4    I just don't want to misspeak.  But obviously, whatever

            5    we do would be part of the plan and would be subject to

            6    Court approval.

            7              THE COURT:  I will be very sensitive to that

            8    issue because shareholders have already obviously

            9    invested large amounts of money in eCom eCom.com, Inc.,

           10    and as far as I can see right now, they have very little

           11    to show for it, and if this is going to be used as a

           12    method to obtain further funds from additional

           13    prospective shareholders, to put into some entity that

           14    has very little in the way of hard assets, you're going

           15    to have to convince an Appellate Court that that's the

           16    right thing to do.

           17              MR. SEESE:  I understand, Your Honor.  That's a

           18    fair point.  What I know of the mergers, what has been

           19    expressed to me so far, that First Commercial -- these

           20    are viable, operating entities.  I think First Commercial

           21    has revenues of over a hundred million dollars a year.

           22    These are viable entities.  And honestly, I can't speak

           23    for the shareholders, but I agree with you that there's

           24    not much to show for the investment today, but I think

           25    the hope is, and again, not to speak for them, but if










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            1    they could recoup something out of this, then perhaps

            2    it's worth a shot, and obviously this would all be

            3    subject to their approval as well.

            4              THE COURT:  Well then, for today's purposes,

            5    first of all, you want me to enter a final order

            6    authorizing the debtor to obtain post petition financing.

            7              MR. SEESE:  Yes, sir, that's correct.  I

            8    apologize, but I do not have orders today.  I will have

            9    them tomorrow.

           10              THE COURT:  That's not a concern.  I'll grant

           11    that motion.  Mr. Seese, you'll submit an order.

           12              MR. SEESE:  Yes, sir, I shall.

           13              THE COURT:  You asked that -- I have on the

           14    calendar that there's a motion to limit notice.

           15              MR. SEESE:  Yes, sir.  Well, it was a motion --

           16              THE COURT:  Isn't that something I already

           17    disposed of?

           18              MR. SEESE:  Yes, sir.  We filed a motion for

           19    authorization to provide electronic service upon equity

           20    security holders and to utilize Executive Mail Service

           21    for purposes of coordinating and effectuating service on

           22    equity security holders, and it's that motion with

           23    respect to what the motion relates.

           24              THE COURT:  That's the motion.

           25              MR. SEESE:  Yes, sir.  Your Honor, if I may

            1    proceed.  The motion to provide electronic service, we

            2    have approximately 4600 shareholders.  What we propose,

            3    eCom eCom has a web site.  What we would propose is to

            4    post pleadings on the web site, which is commonly done in

            5    cases with large shareholders.  Those matters that

            6    shareholders are required to get notice of, such as to

            7    sell substantially all the assets, deadline to object to

            8    disclosure, confirmation, motions to convert or dismiss,

            9    we would physically serve by mail the notice of hearing.

           10    A ballot with respect to confirmation and the order

           11    setting the deadlines for disclosure and confirmation,

           12    those will be served by US Mail on the shareholders.

           13    Everything else in the case that we're not required to

           14    serve them with, we would like to post on the web site.

           15    The order that hopefully emanates from today's hearing,

           16    we would serve on the shareholders and we would propose

           17    to include a negative notice provision, which gives them

           18    an opportunity to file an objection if any of them have

           19    an objection to this process.

           20              THE COURT:  That would mean that any of the

           21    shareholders who wanted to monitor what was going on

           22    would have to take an affirmative step in accessing the

           23    web site.

           24              MR. SEESE:  Yes.  Everything has been posted.

           25    Everything that's been entered by Your Honor to date and

            1    has been filed, except for maybe this motion, has already

            2    been posted on the web site.

            3              THE COURT:  And what is the web site?

            4              MR. SEESE:  I have it in the motion.  It's

            5    www.eComeCom.net.

            6              THE COURT:  www --

            7              MR. SEESE:  .EComeCom.net.

            8              THE COURT:  eComeCom.net.

            9              MR. SEESE:  That's correct.  And if you go on

           10    there there's like a little slot that says on it,

           11    bankruptcy pleadings, something to that effect, and when

           12    you click on that it goes to a list of the various

           13    pleadings that have been filed in the case to date.

           14    Again, there are 4600 shareholders, and if you take even

           15    a five page motion and multiply it times 15, or whatever

           16    it is that's charged for copying in this case, I'm not

           17    sure, 15 times 4600, times 4600, times 37 cents for

           18    postage, it becomes cost prohibitive.

           19              THE COURT:  Let me be sure that I have that web

           20    site correct.

           21              MR. SEESE:  Sure.

           22              THE COURT:  www.eComeCom.net.  Because I will

           23    be monitoring that web site.

           24              MR. SEESE:  Absolutely, Your Honor.  Everything

           25    must be on there, gentlemen.  Any problem with that?

            1              MR. RICHMOND:  No.  We've been putting

            2    everything up there.

            3              THE COURT:  I'll grant the motion to provide

            4    electronic service --

            5              MR. SEESE:  Thank you, Your Honor.

            6              THE COURT:  -- as has been requested.

            7              MR. SEESE:  The second component of that

            8    motion, Your Honor, was a motion to use Electronic Mail

            9    Service.  I have learned through this process, and it's

           10    not an easy process to understand, but there are two

           11    types of shareholders of a company.  There are registered

           12    shareholders and beneficial shareholders.

           13              THE COURT:  Registered shareholders and --

           14              MR. SEESE:  And beneficial shareholders.  And

           15    beneficial shareholders are two subcategories.  There are

           16    objecting and nonobjecting.  Registered shareholders are

           17    those that their name and address is on file with the

           18    corporation via the transfer agent.  So that as of any

           19    given record date if the corporation wanted to get in

           20    touch with the shareholder or serve a notice, they can

           21    get that list and serve them, get the contact information

           22    from the transfer agent.

           23              With respect to beneficial owners, those were

           24    shareholders who buy shares of stock through banks or

           25    brokerage firms.  You don't necessarily have their

            1    contact information at the transfer agent.  Within that

            2    category there are two subcategories.  There are

            3    objecting beneficial owners who object to their name and

            4    address being disclosed, and it's just on file with the

            5    bank or brokerage house, and there are nonobjecting who

            6    don't object to their names and addresses, contact

            7    information being published.

            8              In the normal course of business when a public

            9    company needs to get notice out to its shareholders it

           10    typically uses, or very commonly uses, a company by the

           11    name of Executive Mail Service.  And what Executive Mail

           12    Service does is it coordinates service.  It will contact

           13    the transfer agent as of a given record date, get the

           14    name and address of shareholders.  It will contact a list

           15    of banks and brokers, the roster that they use, for their

           16    list of beneficial owners.  They will either get back a

           17    nonobjecting list, or they'll get back information

           18    relating to how many packets of information the bank or

           19    brokerage house needs, who they will then mail it out to

           20    the shareholders as a fiduciary, because they're the

           21    beneficial owner.  Executive Mail Service coordinates all

           22    of this, and they put all the names and addresses

           23    together, they get all the beneficial owners together,

           24    they coordinate the copying and the mailing and all of

           25    that type of stuff, and they actually effectuate service.

            1    ECom has done this in its ordinary course of business.

            2              We want to continue using that, the copy

            3    services.  Ms. Bernheim, I asked her in advance of the

            4    hearing to communicate with Executive Mail Service to ask

            5    them about the cost, and what we were told is there was a

            6    recent mailing that eCom did that Executive Mail Service

            7    billed $1991.  And I can't read your writing, if you

            8    could explain that to the Court, please.

            9              MS. BERNHEIM:  Your Honor, every time they go

           10    to serve the beneficial owners they do what is called a

           11    broker search.  They go through and they have all the

           12    brokerage houses and banks go through which of the stocks

           13    are owned, do a search, and they report back telling how

           14    many packets need to be mailed out to the shareholders.

           15    Every time they do that search it's $500.  Then they

           16    coordinate the mailing, the correspondence to each broker

           17    firm to see how many packets to serve.

           18              For this past one that we just did, Executive

           19    Mail Service, for cost efficiency reasons, billed us a

           20    total of $1,000.  That included the broker search fee, as

           21    well as the mailing of all the packets that the brokerage

           22    houses will go ahead and take care of mailing themselves.

           23    We were informed that there would be a reimbursement fee

           24    that would go back to the debtor for the mailing purposes

           25    only, so whatever the mail cost was, that would be

            1    required the debtors to pay.

            2              In addition to that, with respect to the

            3    registered shareholders to whom we have the mailing

            4    address and information, exactly 5,000 copies were made,

            5    5,000 corresponding envelopes were printed, for postage,

            6    total fees, total of $991.

            7              MR. SEESE:  We will continue to use -- like to

            8    use their services because we feel that what they're

            9    charging for copying and postage is exactly what we would

           10    charge, and she charges a $500 fee to do the search, and

           11    I think our firm would probably incur more in fees trying

           12    to track all this down.

           13              THE COURT:  When you say she --

           14              MR. SEESE:  I'm sorry, Your Honor, the

           15    president or CEO is Irene Scoley (phonetic) of Executive

           16    Mail Service, and they're based out of somewhere in New

           17    Jersey.

           18              And we just filed a motion to request

           19    authorization to continue to use them in an abundance of

           20    caution.  I think this is all ordinary course type stuff,

           21    but in light of the posture of this case, and it's not

           22    your atypical garden variety --

           23              THE COURT:  No, it certainly isn't.

           24              MR. SEESE:  We just wanted to bring this to

           25    Your Honor's attention in the interest of full










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            1    disclosure.

            2              THE COURT:  Very well.  I'll grant that as

            3    well.

            4              MR. SEESE:  Thank you, Your Honor.  Your Honor,

            5    I think that's all that is before Your Honor this

            6    afternoon.

            7              THE COURT:  Very well.  If there's nothing

            8    further.  I want to be absolutely sure that the United

            9    States Trustee's Office is being included in service.

           10              MR. SEESE:  Yes.  We faxed it too.

           11              THE COURT:  I'm a little surprised that Ms.

           12    Heffner is not here on this today, but as long as they've

           13    been noticed, that's fine.

           14              MR. SEESE:  We know the SEC is being served

           15    because I received correspondence from them asking us to

           16    use a different address, the SEC is being notified as

           17    well.

           18              THE COURT:  Yes.  That's the other entity that

           19    I want to be sure is being notified.

           20              Is there any particular individual at the

           21    Securities and Exchange Commission?

           22              MR. SEESE:  The letter was from Gordon

           23    Robinson.

           24              THE COURT:  Gordon Robinson?

           25              MR. SEESE:  Yes, sir.  Senior trial counsel,










                                                                   28


            1    bankruptcy, and they were merely requesting that we

            2    change the address to which service was going.

            3              THE COURT:  I'd like to get a copy of this

            4    letter, please, if you can hand your copy to me, I'll

            5    have a copy made as we conclude, and what I will probably

            6    want to do is have a copy of this docketed in the court

            7    file.

            8              MR. SEESE:  Yes, yes.

            9              THE COURT:  Very well.  Is there anything

           10    further?

           11              MR. SEESE:  That's all, Your Honor.  Thank you

           12    very much.

           13              THE COURT:  Mr. Richmond, don't take any of the

           14    comments that I made as being criticism.  Please don't.

           15              MR. RICHMOND:  I understand.  I had eye contact

           16    at him and it looked like I should answer, and maybe I

           17    said something.  I didn't mean to.  I apologize.  I'll

           18    work better next time.  I was looking and Michael is kind

           19    of like talking to me, and maybe I knee jerk reacted or

           20    whatever.  I didn't mean to interrupt, but I was trying

           21    to just let you know that that 15 grand we put back in

           22    the bank at no cost to the debtor.  We're here in good

           23    faith.  I didn't mean anything, and I apologize.

           24              THE COURT:  No apology necessary.  As I said, I

           25    didn't want you to think that by any comment I made I was










                                                                   29


            1    being critical of you.  And I hope this works out well.

            2              MR. RICHMOND:  We're trying hard.

            3              THE COURT:  It's just a little out of the

            4    ordinary, to say the least.

            5              MR. SEESE:  It certainly is.  I've told them

            6    that.

            7              THE COURT:  Very well.  Have a good day.

            8              MR. RICHMOND:  Again, thank you for the

            9    comment, I appreciate that.  I didn't mean to do that.

           10              THE COURT:  Have a good day.  Drive carefully.

           11                (The proceedings were concluded.)

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            1                      C E R T I F I C A T E

            2

            3    The State of Florida     )

            4    County of Palm Beach     )

            5

            6              I, JACQUELYN ANN JONES, Court Reporter, certify

            7    that I was authorized to and did stenographically report

            8    the foregoing hearing; and that the transcript is a true

            9    record of my stenographic notes.

           10              I further certify that I am not a relative,

           11    employee, attorney or counsel of any of the parties, nor

           12    am I a relative or employee of any of the parties'

           13    attorney or counsel connected with the action, nor am I

           14    financially interested in the action.

           15

           16              In witness whereof I have hereunto set my hand

           17    and seal this  30th  day of  July, 2005.

           18

           19                           ___________________________

           20                               JACQUELYN ANN JONES

           21                             Commission No. CC 995956

           22                               Expires Feb 18, 2005

           23

           24

           25